Exhibit 99.1

For Immediate News Release
February 2, 2011

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2010 OPERATING RESULTS
AND PROVIDES INITIAL 2011 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended December 31, 2010 was $27,030,000.  This resulted in Earnings per Share – diluted (“EPS”) of $0.31 for the quarter ended December 31, 2010, compared to EPS of $0.40 for the comparable period of 2009, a decrease of 22.5%. For the year ended December 31, 2010, EPS was $2.07 compared to $1.93 for the year ended December 31, 2009, a per share increase of 7.3%.

The decrease in EPS for the quarter ended December 31, 2010 from the prior year period is due primarily to a decrease in real estate sales and related gains, offset partially by the loss on early debt extinguishment recognized in 2009 with no comparable activity in 2010.  The increase for the year ended December 31, 2010 is due primarily to charges for early debt extinguishment and impairment of real estate assets recognized in 2009 with no comparable activity in 2010.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended December 31, 2010 increased 57.8% to $1.01 from $0.64 for the comparable period of 2009.  FFO per share for the year ended December 31, 2010 increased by 2.8% to $4.00 from $3.89 for 2009. Adjusting for the non-routine items detailed in Attachement 17, FFO per share for the three months and full year ended December 31, 2010 would have increased by 1.0% and decreased by 11.0%, respectively, from the prior year periods.

Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “Same store NOI growth turned positive in the fourth quarter, capping a year of steady improvement. We expect that accelerating revenue growth combined with investment activity that will deliver and stabilize in 2011 will drive 16% FFO growth for the coming year. Operating fundamentals are expected to further improve, supporting our plan to start another $800 million in 2011 that will fuel future earnings and value growth.”
Operating Results for the Quarter Ended December 31, 2010 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $11,356,000, or 5.1% to $232,009,000.  For Established Communities, rental revenue increased 2.5% due to an increase in Average Rental Rates of 2.9%, partially offset by a decrease in Economic Occupancy of 0.4%. As a result, total revenue for Established Communities increased $3,961,000 to $164,258,000. Operating expenses for Established Communities increased $938,000, or 1.7%, to $57,629,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by 2.9%, or $3,023,000, to $106,629,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2010 compared to the fourth quarter of 2009:

Q4 2010 Compared to Q4 2009

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	3.9%	0.4%	5.9%	20.6%
Metro NY/NJ	3.6%	1.7%	4.5%	28.7%
Mid-Atlantic/Midwest	3.0%	(1.8%)	5.9%	16.0%
Pacific NW	(1.8%)	(1.5%)	(1.9%)	4.1%
No. California	1.6%	4.9%	(0.1%)	18.7%
So. California	(1.3%)	8.0%	(6.1%)	11.9%
Total	2.5%	1.7%	2.9%	100.0%

(1) Total represents each region's % of total NOI from the Company, including discontinued operations.

Operating Results for the Year Ended December 31, 2010 Compared to the Prior Year

For the Company, including discontinued operations, total revenue increased by $12,857,000, or 1.5%, to $899,525,000.  For Established Communities, rental revenue decreased 0.9% due to a decrease in Average Rental Rates of 1.3%, partially offset by an increase in Economic Occupancy of 0.4%. Total revenue for Established Communities decreased $6,159,000 to $649,394,000.  Operating expenses for Established Communities increased $5,737,000, or 2.6%, to $229,892,000. Accordingly, NOI for Established Communities decreased by $11,896,000, or 2.8%, to $419,502,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2010 as compared to the year ended December 31, 2009:

Full Year 2010 Compared to Full Year 2009

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	0.8%	2.6%	(0.3%)	20.3%
Metro NY/NJ	0.2%	4.0%	(1.5%)	28.3%
Mid-Atlantic/Midwest	1.0%	1.3%	0.7%	15.8%
Pacific NW	(6.5%)	4.6%	(11.8%)	4.2%
No. California	(3.8%)	1.3%	(6.2%)	19.4%
So. California	(3.6%)	2.4%	(6.7%)	12.0%
Total	(0.9%)	2.6%	(2.8%)	100.0%

(1) Total represents each region's % of total NOI from the Company, including discontinued operations.

Development Activity

The Company completed three communities during the fourth quarter of 2010:

•	Avalon Fort Greene, located in New York, NY, is a high-rise community containing 631 apartment homes and was completed for a Total Capital Cost of $303,000,000;
•	Avalon Northborough II, located in Northborough, MA, is a garden-style community containing 219 apartment homes and was completed for a Total Capital Cost of $35,000,000; and
•	Avalon Walnut Creek, located in Walnut Creek, CA, is a mid-rise community containing 418 apartment homes and was completed for a Total Capital Cost of $151,300,000.

During 2010, the Company completed four communities containing 1,547 apartment homes for a Total Capital Cost of $566,700,000. Savings from the original budgeted Total Capital Cost for these four communities totaled $25,000,000.

During the fourth quarter of 2010, the Company started construction of five communities: Avalon North Bergen, located in North Bergen, NJ; Avalon Park Crest, located in Tysons Corner, VA; Avalon Ocean Avenue, located in San Francisco, CA; Avalon at Westmont Station I, located in Wood-Ridge, NJ and Avalon Cohasset, located in Cohasset, MA. These five communities will contain 1,177 apartment homes and will be developed for an estimated Total Capital Cost of $301,200,000.

During 2010, the Company started construction of 11 communities which will contain a total of 2,446 apartment homes for an expected aggregate Total Capital Cost of $643,400,000.

Redevelopment Activity

During the fourth quarter of 2010, the Company completed the redevelopment of the following communities:

•	Avalon at Diamond Heights, located in San Francisco, CA, has 154 apartment homes and was redeveloped for a Total Capital Cost of $4,300,000, excluding costs incurred prior to redevelopment;
•	Avalon at Cedar Ridge, located in Daly City, CA, has 195 apartment homes and was redeveloped for a Total Capital Cost of $5,000,000, excluding costs incurred prior to redevelopment; and
•	Avalon Warm Springs, located in Fremont, CA, has 235 apartment homes and was redeveloped for a Total Capital Cost of $6,700,000, excluding costs incurred prior to redevelopment.

During 2010, the Company completed the redevelopment of five communities containing 1,647 apartment homes for a Total Capital Cost of $77,900,000, excluding costs incurred prior to redevelopment.

During the fourth quarter of 2010, the Company commenced the redevelopment of five communities: Avalon Sunset Towers, located in San Francisco, CA; Avalon at South Coast, located in Costa Mesa, CA; Avalon Crowne Ridge, located in San Rafael, CA; Avalon Cove, located in Jersey City, NJ; and Avalon Commons, located in Smithtown, NY. These five communities contain 1,571 apartment homes and will be redeveloped for an estimated Total Capital Cost of $59,200,000, excluding costs incurred prior to redevelopment.

During 2010, the Company commenced the redevelopment of seven communities containing 2,380 apartment homes for an estimated Total Capital Cost of $76,100,000, excluding costs incurred prior to redevelopment.

Disposition Activity

During the fourth quarter of 2010, the Company sold its former corporate office located in Alexandria, VA for $8,150,000.  This disposition resulted in a gain in accordance with GAAP of approximately $1,524,000.

Investment and Investment Management Fund Activity

During the fourth quarter of 2010, AvalonBay Value Added Fund II, L.P. ("Fund II", a private, discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31%) acquired two communities:

•	Canyonwoods, a garden-style community consisting of 140 apartment homes located in Lake Forest, CA was acquired for a purchase price of $24,700,000; and
•
Fox Run Apartments, a garden-style community consisting of 776 apartment homes located in Plainsboro, NJ, was acquired for a purchase price of $86,500,000.  In conjunction with the purchase of Fox Run Apartments, the Company assumed the existing $45,000,000, 4.4% fixed rate mortgage loan, which matures in November 2014.

During 2010, Fund II acquired a total of six communities, containing 2,779 apartment homes for an aggregate purchase price of $386,700,000.

In January 2011, Fund II purchased Waterstone Carlsbad, a community located in Carlsbad (San Diego County), CA. The garden-style community contains 448 apartment homes and was acquired for a purchase price of $78,100,000.

Financing, Liquidity and Balance Sheet Statistics

At December 31, 2010, the Company had no amounts outstanding under its $1,000,000,000 unsecured credit facility.

At December 31, 2010, the Company had $479,769,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity and includes $93,440,000 in bond proceeds related to an existing Development Right.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the year ended December 31, 2010 was 69%. Interest Coverage for the fourth quarter of 2010 was 2.8 times.

New Financing Activity

In November, 2010, the Company issued $250,000,000 principal amount of unsecured notes under its existing shelf registration statement. The unsecured notes mature in January 2021 and have an effective interest rate of 3.97%.

In November, 2010, the Company commenced a new continuous equity offering program, under which the Company can issue up to $500,000,000 of common stock during a 36-month period. The Company may sell common stock in amounts and at times to be determined by the Company. During the fourth quarter of 2010, the Company sold 432,832 shares at an average price of $112.44 per share, for net proceeds of $47,935,000.

During January 2011, the Company sold an additional 177,837 shares at an average price of $111.15 per share for net proceeds of $19,470,000.

Debt Repayment Activity

In October 2010, the Company repaid a variable rate secured mortgage note in the amount of $28,989,000 in accordance with its scheduled maturity date. Also in October 2010, the Company repaid a 5.17% fixed rate secured mortgage note in the amount of $9,780,000 in advance of its July 2024 scheduled maturity date.

In December 2010, the Company repaid $89,576,000 principal amount of its unsecured notes in accordance with their scheduled maturity.  After considering applicable hedging instruments, the notes had an effective interest rate of 7.31%.

2011 Financial Outlook

The following presents the Company's financial outlook for 2011, the details of which are summarized on Attachments 15 and 16.

In setting operating expectations for 2011, management considers third party macroeconomic forecasts, local market conditions and performance at individual communities. Management expects continued, moderate economic growth in 2011, strengthening throughout the year. Positive annual rental revenue growth in our Established Communities is expected in all regions, though growth in some West Coast markets may lag other regions.

Projected EPS is expected to be within a range of $3.09 to $3.34 for the full year 2011.

The Company expects 2011 Projected FFO per share to be in the range of $4.50 to $4.75 as compared to $4.00 for the full year 2010, resulting in an expected increase in FFO per share of 15.8% at the mid-point of the range.

For the first quarter of 2011, the Company expects projected EPS within a range of $0.29 to $0.33. The Company expects Projected FFO per share in the first quarter of 2011 within a range of $1.00 to $1.04.

In the second half of 2011, the Company expects to sell an operating community that is subject to a long-term ground lease, terminating the Company’s obligation under the lease upon sale.  If the community is sold as expected, the Company will recognize an increase in its operating results for 2011 of approximately $0.10 per share.  This increase represents the net impact of eliminating the annual lease expense in excess of the cash payments, the loss of NOI from the community subsequent to the disposition and the addition of the disposition proceeds to the Company’s available working capital.

The Company’s 2011 financial outlook is based on a number of assumptions and estimates, which are provided on Attachment 15 of this release.  The primary assumptions and estimates include the following:

Property Operations
•	The Company expects an increase in Established Communities’ revenue of 4.0% to 5.5%.
•	The Company expects an increase in Established Communities’ operating expenses of 0.0% to 2.0%.
•	The Company expects an increase in Established Communities’ NOI of 6.0% to 7.5%.

Development
•
The Company currently has 14 communities under development and anticipates starting between $800,000,000 and $900,000,000 of new development during 2011. During 2011, the Company expects to disburse between $600,000,000 and $800,000,000 related to these communities and expected acquisitions of land for future development.

•	The Company expects to complete the development of six communities during 2011 for an aggregate Total Capital Cost of approximately $300,000,000.

The Company did not impair any assets or abandon any material pursuits during 2010. However, the Company’s focus on development of apartment communities and the existing development pipeline present a valuation risk that could result in future abandoned pursuits and/or impairment charges that are not apparent or determinable at this time.

Acquisition & Disposition Activity
•
The Company expects to be active in both acquisition and disposition activity for its wholly owned portfolio in 2011. This activity pertains primarily to portfolio shaping and repositioning, and is expected to have a nominal impact on the Company’s net capital position.

•	The Company expects Fund II to acquire an interest in operating communities of approximately $300,000,000 to $500,000,000 in 2011, of which the Company’s indirect ownership interest is 31%.
•	In 2011 the Company expects AvalonBay Added Fund I, L.P. to have up to $200,000,000 in dispositions of which the Company’s indirect ownership interest is 15%.

Capital Markets
The Company expects to issue between $500,000,000 and $700,000,000 of new unsecured and secured debt, common stock or other forms of capital in 2011.

First Quarter 2011 Conference/Event Schedule

The Company expects to release its first quarter 2011 earnings on April 27, 2011 after the market closes. The Company expects to hold a conference call on April 28, 2011 at 1:00 PM EST to discuss the first quarter 2011 results.

Management is scheduled to present at Citi’s Global Property CEO Conference from March 13 - 16, 2011. Management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company.  Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event at the Company's website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 3, 2011 at 1:00 PM EST to review and answer questions about this release, its fourth quarter and full year 2010 results, its 2011 financial outlook, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.

To hear a replay of the call, which will be available from February 3, 2011 at 3:00 PM EST to February 10, 2011 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 36263749. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this Earnings Release and are available in full with this Earnings Release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of December 31, 2010, the Company owned or held a direct or indirect ownership interest in 186 apartment communities containing 54,579 apartment homes in ten states and the District of Columbia, of which 14 communities were under construction and nine communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier to entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter and full year 2011.  The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 17, “Definitions and Reconciliations of non-GAAP Financial Measures and Other Terms.”  Attachment 17 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2010	2009	2010	2009

Net income attributable to common
stockholders	$27,030	$32,394	$175,331	$155,647
Depreciation - real estate assets,
including discontinued operations
and joint venture adjustments	61,642	57,524	237,041	221,415
Distributions to noncontrolling interests,
including discontinued operations	14	14	55	66
Gain on sale of previously depreciated
real estate assets	(1,854)	(37,217)	(74,074)	(63,887)

FFO attributable to common stockholders	$86,832	$52,715	$338,353	$313,241

Average shares outstanding - diluted	86,102,732	81,869,688	84,632,869	80,599,657

Earnings per share - diluted	$0.31	$0.40	$2.07	$1.93

FFO per common share - diluted	$1.01	$0.64	$4.00	$3.89

The Company’s results for the quarter and year ended December 31, 2010 and the comparable prior year periods include the non-routine items outlined in the following table:

Non-Routine Items
Decrease (Increase) in Net Income and FFO
(dollars in thousands)

	Full Year		Full Year
	2010	Q4 10	2009	Q4 09
Land impairments	$-	$-	$21,152	$850
Abandoned pursuits (1)	-	-	2,098	-
Severance and related costs	(1,550)	-	4,500	2,500
Federal excise tax	(235)	(235)	515	1,000
Loss (gain) on medium term
notes repurchase	-	-	25,910	26,972
Gain on sale of land	-	-	(4,830)	(4,589)
Joint venture income adjustment (2)	-	-	(1,294)	2,600
Legal settlement proceeds, net	(927)	-	(1,175)	(75)
Severe weather costs	672	-	-	-
Investment management fund
transaction costs, net (3)	811	175	-	-

Total non-routine items	$(1,229)	$(60)	$46,876	$29,258

Weighted Average Dilutive
Shares Outstanding	84,632,869	86,102,732	80,599,657	81,869,688

(1)	Abandoned pursuits generally includes costs expensed by the Company for individual pursuits in excess of $1,000 in a given quarter.
(2)	Full year 2009 includes the Company's promoted interest of $3,894 in joint venture, and the Company's portion of an impairment charge on a community in an unconsolidated joint venture of $2,600.
(3)	Represents the Company's proportionate share of the investment management fund activity.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2011 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) - Q1 2011	$0.29	$0.33
Projected depreciation (real estate related)	0.71	0.71
Projected gain on sale of operating communities	-	-

Projected FFO per share (diluted) - Q1 2011	$1.00	$1.04

Projected EPS (diluted) - Full Year 2011	$3.09	$3.34
Projected depreciation (real estate related)	2.64	2.89
Projected gain on sale of operating communities	(1.23)	(1.48)

Projected FFO per share (diluted) - Full Year 2011	$4.50	$4.75

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2010	2009	2010	2010	2010	2010	2009

Net income	$26,668	$32,350	$23,980	$51,066	$72,366	$174,079	$154,274
Indirect operating expenses, net of corporate income	7,978	7,393	7,189	7,849	7,232	30,246	30,315
Investments and investment management expense	712	1,045	1,026	1,047	1,039	3,824	3,844
Expensed development and other pursuit costs	1,057	746	737	443	505	2,741	5,842
Interest expense, net	46,948	42,107	44,262	41,458	42,541	175,209	150,323
(Gain) loss on extinguishment of debt, net	--	26,972	--	--	--	--	25,910
General and administrative expense	6,870	10,360	7,039	4,041	8,895	26,846	28,748
Joint venture loss (income)	(397)	2,698	325	(463)	(227)	(762)	(1,441)
Depreciation expense	60,614	55,268	58,628	57,356	55,972	232,571	209,260
Impairment loss - land holdings	--	850	--	--	--	--	21,152
Gain on sale of real estate assets	(1,854)	(41,806)	--	(21,929)	(50,291)	(74,074)	(68,717)
(Income) loss from discontinued operations	(23)	(2,447)	99	(138)	(1,875)	(1,937)	(13,437)

NOI from continuing operations	$148,573	$135,536	$143,285	$140,730	$136,157	$568,743	$546,073

Established:
New England	$23,207	$21,918	$22,562	$22,300	$21,643	$89,712	$90,001
Metro NY/NJ	30,992	29,650	29,944	30,589	29,507	121,033	122,893
Mid-Atlantic/Midwest	19,312	18,233	18,290	18,665	17,546	73,813	73,293
Pacific NW	4,065	4,144	4,035	4,249	4,426	16,775	19,025
No. California	19,815	19,827	20,248	20,245	20,158	80,466	85,761
So. California	9,238	9,834	9,328	9,431	9,707	37,703	40,425
Total Established	106,629	103,606	104,407	105,479	102,987	419,502	431,398
Other Stabilized	20,205	16,869	19,411	18,129	16,866	74,609	50,455
Development/Redevelopment	21,739	15,061	19,467	17,122	16,304	74,632	64,220

NOI from continuing operations	$148,573	$135,536	$143,285	$140,730	$136,157	$568,743	$546,073

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2009 through December 31, 2010 or classified as held for sale at December 31, 2010).  A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2010	2009	2010	2009

Income from discontinued operations	$23	$2,447	$1,937	$13,437
Interest expense, net	--	--	--	681
Depreciation expense	--	1,324	371	9,026

NOI from discontinued operations	$23	$3,771	$2,308	$23,144

NOI from assets sold	$23	$3,771	$2,308	$23,144
NOI from assets held for sale	--	--	--	--

NOI from discontinued operations	$23	$3,771	$2,308	$23,144

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies.  In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2010	2009	2010	2009

Rental revenue (GAAP basis)	$164,039	$160,055	$648,783	$654,920
Concessions amortized	438	2,032	3,889	10,135
Concessions granted	(248)	(693)	(1,833)	(7,484)

Rental revenue (with
concessions on a cash basis)	$164,229	$161,394	$650,839	$657,571

% change -- GAAP revenue		2.5%		(0.9%)

% change -- cash revenue		1.8%		(1.0%)

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for both the full year ended December 31, 2010 as well as prior years’ activities is presented in the full earnings release.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2010 are as follows (dollars in thousands):

Net income attributable to common stockholders	$27,030
Interest expense, net	46,948
Depreciation expense	60,614

EBITDA	$134,592

EBITDA from continuing operations	$132,715
EBITDA from discontinued operations	1,877

EBITDA	$134,592

EBITDA from continuing operations	$132,715

Interest charges	$46,948

Interest coverage	2.8

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company's Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity.  A calculation of Unencumbered NOI for the full year ended December 31, 2010 is as follows (dollars in thousands):

NOI for Established Communities	$419,502
NOI for Other Stabilized Communities	74,609
NOI for Development/Redevelopment Communities	74,632
Total NOI generated by real estate assets	568,743
NOI on encumbered assets	178,958
NOI on unencumbered assets	389,785

Unencumbered NOI	69%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations as of the beginning of the prior year.  Therefore, for 2010, Established Communities are consolidated communities that have stabilized operations as of January 1, 2009 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents.  Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.